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    NEWS RELEASE

Visteon Announces $300 Million Share Repurchase Authorization

VAN BUREN TOWNSHIP, Mich., March 7, 2023 – Visteon Corporation (Nasdaq: VC) today announced that its board of directors has authorized a share repurchase program of $300 million of common stock expiring December 31, 2026. Visteon expects to fund the repurchases through excess cash on hand and future cash flow generation.

“We are pleased to announce this new share repurchase program, further underscoring our commitment to driving value for our shareholders,” said Sachin Lawande, Visteon president and CEO. “This authorization demonstrates our board’s confidence in Visteon’s strategic growth plan as we deliver digital, software-defined, and electric product solutions that align with key trends in the industry.

Shares may be repurchased from time to time in open market transactions or in privately negotiated transactions depending on market and economic conditions, share price, trading volume, alternative uses of capital and other factors. Such purchases will be made in accordance with applicable U.S. securities laws and regulations.

About Visteon Visteon is a global technology company serving the mobility industry, dedicated to creating a more enjoyable, connected and safe driving experience. The company’s platforms leverage proven, scalable hardware and software solutions that enable the digital, electric, and autonomous evolution of our global automotive customers. Visteon products align with key industry trends and include digital instrument clusters, displays, Android-based infotainment systems, domain controllers, advanced driver assistance systems and electrification. The company, headquartered in Van Buren Township, Michigan, recorded approximately $3.76 billion in annual sales and booked $6 billion of new business in 2022. Learn more at https://investors.visteon.com/.

Visteon Contacts
Media: Media@Visteon.com
Investors: Kris Doyle 201-247-3050 kdoyle@Visteon.com
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